Exhibit 97

AMENDED AND RESTATED RECOUPMENT POLICY
I.Purpose.
Insmed Incorporated (the “Company”) is establishing this amended and restated recoupment policy (this “Policy”) to appropriately align the interests of the Executive Officers with those of the Company.
This Policy has been approved by the Board and is effective as of [October 2], 2023 (the “Effective Date”). This Policy is intended to comply with Section 10D of the Exchange Act, the rules promulgated thereunder by the Securities and Exchange Commission, and the listing standards of Nasdaq (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.
Certain capitalized terms used in this Policy are defined in Section VII below.
II.Administration.
This Policy shall be administered by the Administrator, which shall have authority to (i) exercise all of the powers granted to it under this Policy, (ii) construe, interpret, and implement this Policy, (iii) make all determinations necessary or advisable in administering this Policy, and (iv) amend this Policy, including to reflect changes in applicable law. Any authority of the Administrator with respect to this Policy may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.
III.Mandatory Recoupment.
If the Company is required to prepare an Accounting Restatement, then the Administrator shall seek to recover reasonably promptly the Excess Compensation awarded to or received by any Executive Officer during the applicable Look-Back Period.
The recovery of Excess Compensation under this Section III is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. The Administrator may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and is not required pursuant to the Applicable Rules.
IV.Recoupment in the Event of Fraud or Intentional Misconduct.
If the Company is required to undertake an Accounting Restatement described in clause (a) of the definition of such term and such error resulted from an Executive Officer’s fraud or intentional misconduct (a “Conduct-Related Recoupment Event”), then the Administrator may, in its sole discretion, to the extent permitted by applicable law, seek to recover all or any portion of the Recoverable Amounts awarded to any such Executive Officer.
In determining the appropriate action to take, the Administrator may consider such factors as it deems appropriate, including:
•the associated costs and benefits of seeking the Recoverable Amounts,
•the requirements of applicable law, including the Applicable Rules,

•the extent to which the Executive Officer participated or otherwise bore responsibility for the Conduct-Related Recoupment Event, and
•the extent to which the Executive Officer’s current compensation may or may not have been impacted had the Board or the Compensation Committee known about the Conduct-Related Recoupment Event.
V.Determinations under Policy.
Nothing in this Policy will limit in any respect (i) the Company’s right to take or not to take any action with respect to any Executive Officer’s or any other person’s employment or (ii) the obligation of the Chief Executive Officer or the Chief Financial Officer of the Company to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended. Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Executive Officer, or payment recovered or forfeited under this Policy.
To the extent permitted by applicable law, the Administrator may seek to recoup Excess Compensation and/or Recoverable Amounts by all legal means available, including, but not limited to, by requiring any affected Executive Officer to repay such amount to the Company, by set-off, by reducing future compensation of the affected Executive Officer, or by such other means or combination of means as the Administrator, in its sole discretion, determines to be appropriate. Recoupment of Excess Compensation may be pursued under Section III and/or Section IV of this Policy, but in no event will the same compensation be recouped more than once.
If an Executive Officer engaged in fraud or intentional misconduct that resulted in an Accounting Restatement, the Administrator may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the Accounting Restatement so as to minimize the likelihood of any recurrence. No Executive Officer may be indemnified by the Company or any of its affiliates from losses arising from the application of this Policy.
VI.Disclosure.
The Company will make all public disclosures required by the Applicable Rules and any other applicable rules and regulations of the Securities and Exchange Commission in connection with any recovery of, or determination not to seek to recover, any Excess Compensation or Recoverable Amounts under this Policy.
VII.Definitions.
For purposes of this policy, the following terms shall have the following meanings:
(1)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (a) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (b) that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

(2)“Administrator” means the Compensation Committee, or in the absence of the Compensation Committee, the Board.
(3)“Board” means the Board of Directors of the Company.
(4)“Compensation Committee” means the Compensation Committee of the Board.
(5)“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer after commencement of service as an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had such award been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules. Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price, total shareholder return measure, required employment period, or other goal upon which the payment is based, is achieved, where applicable, even if the grant or payment occurs after the end of such period.
(6)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(7)“Executive Officer” means an individual who is, or was during the applicable Look-Back Period, an executive officer of the Company within the meaning of Rule 10D-1(d) under the Exchange Act, and any other senior executive of the Company as designated by the Board.
(8)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.
(9)“Look-Back Period” means the three completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement and any transition period resulting from a change in the Company’s fiscal year within or immediately following such three fiscal years (provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months is deemed a completed fiscal year). For purposes of this Policy, the date the Company is required to prepare an Accounting Restatement is deemed to be the earlier of the date (i) the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
(10)“Nasdaq” means the Nasdaq Stock Market.
(11)“Recoverable Amounts” means (i) any equity compensation (including stock options, restricted stock, restricted stock units, and any other equity awards) and (ii) any severance or cash incentive-based compensation (other than base salary), in each case, (a) including Incentive-Based Compensation and (b) awarded during the applicable Look-Back Period.
3